Exhibit 99.1

100 N. Broadway Ave

Oklahoma City, OK 73102

www.bancfirst.bank

FOR IMMEDIATE RELEASE

Tuesday, April 25, 2023

BANCFIRST CORPORATION REPORTS FIRST QUARTER EARNINGS

BancFirst Corporation (NASDAQ GS:BANF) reported net income of $57.5 million, or $1.72 diluted earnings per share, for the first quarter of 2023 compared to net income of $35.9 million, or $1.08 diluted earnings per share, for the first quarter of 2022. The Company’s net interest income for the first quarter of 2023 increased to $109.2 million compared to $75.5 million for the quarter ended March 31, 2022. Rising short-term interest rates and loan growth drove the increase. The net interest margin for the quarter was 3.89% compared to 2.78% a year ago. For the first quarter of 2023, the Company recorded a provision for credit losses of $2.3 million, compared to $2.9 million for the first quarter of 2022.

Noninterest income for the quarter totaled $47.8 million, compared to $43.7 million last year. The increase in noninterest income was mostly attributable to an increase in sweep fees due to rising interest rates and higher volume,along with a $1.3 million increase in insurance commissions. Noninterest income for the first quarter included $327,000 of income from an equity interest received from a prior loan settlement compared to $4.9 million of income from the same source in the first quarter of 2022. In addition, the first quarter of 2022 included a loss of $4.0 million on the sale of $226 million of low yielding securities, which were subsequently reinvested at higher yields.

Noninterest expense for the quarter increased to $80.3 million compared to $72.5 million last year. The increase in noninterest expense was primarily related to an increase in salaries and employee benefits of $5.3 million. The first quarter of 2022 included a gain on sale of OREO which reduced noninterest expense by $726,000.

The Company’s effective tax rate for the period was 22.6% compared to 17.8% for the first quarter of 2022. During the quarter, the Company adopted ASU 2023-02 which required a reclassification of $977,000 from other expense to income tax expense. The lower effective tax rate in 2022 was also driven by the exercising of stock options during the quarter and a lower state income tax rate.

At March 31, 2023, the Company’s total assets were $12.3 billion, a decrease of $55.8 million from December 31, 2022. Debt securities of $1.6 billion were up $77.6 million from December 31, 2022. Loans totaled $7.1 billion, an increase of $175.0 million from December 31, 2022. Deposits totaled $10.6 billion, a decrease of $364.1 million from December 31, 2022 as deposits moved into the Company’s off balance sheet sweep product. Sweep accounts were $4.1 billion at March 31, 2023 up $394.9 million from December 31, 2022. The Company’s total stockholders’ equity was $1.3 billion, an increase of $60.0 million over December 31, 2022.

Asset quality remained strong as nonaccrual loans totaled $17.6 million, representing only 0.25% of total loans at March 31, 2023 compared to 0.22% at year-end 2022. The allowance for credit losses to total loans was 1.33% at both March 31, 2023 and December 31, 2022. Net charge-offs were minimal for both the first quarter of 2023 and 2022.

BancFirst Corporation CEO David Harlow commented, “While we were pleased with our first quarter results, our industry is facing growing challenges including the possibility of a recession. However, we feel the Company is as well positioned to navigate these headwinds as any bank in the country. Top-tier liquidity supported by community based deposits, strong capital, and solid credit quality will allow us to continue to do what we have always done – focus on and support our customers and the communities that we serve.”

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company operates three subsidiary banks, BancFirst, an Oklahoma state-chartered bank with 106 banking locations serving 59 communities across Oklahoma, Pegasus Bank, with

3 banking locations in the Dallas Metroplex area and Worthington Bank with 4 locations in the Dallas-Fort Worth Metroplex area. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management’s current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

For additional information call:

Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or

David Harlow, Chief Executive Officer at (405) 270-1082.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2023	2022	2022	2022	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Condensed Income Statements:
Net interest income	$109,156	$110,352	$100,947	$86,867	$75,507
Provision for credit losses	2,322	3,776	2,863	501	2,936
Noninterest income:
Trust revenue	4,222	4,065	4,125	3,949	3,506
Service charges on deposits	21,231	21,603	22,161	21,618	21,375
Securities transactions	(213)	1,116	966	-	(3,915)
Income from sales of loans	604	657	969	1,256	1,666
Insurance commissions	8,741	6,656	7,498	5,302	7,427
Cash management	6,734	6,124	5,624	4,447	3,131
Other	6,509	7,947	7,988	6,026	10,460
Total noninterest income	47,828	48,168	49,331	42,598	43,650

Noninterest expense:
Salaries and employee benefits	49,252	48,019	47,741	45,284	43,932
Occupancy expense, net	4,983	5,259	4,930	4,734	4,403
Depreciation	4,643	4,566	4,612	4,647	4,775
Amortization of intangible assets	880	880	880	857	831
Data processing services	2,107	1,928	1,876	1,975	1,805
Net expense (income) from other real estate owned	2,459	6,235	2,392	(510)	1,794
Marketing and business promotion	2,527	2,465	1,945	1,591	2,073
Deposit insurance	1,613	1,209	1,202	1,196	1,128
Other	11,853	14,044	13,500	13,943	11,771
Total noninterest expense	80,317	84,605	79,078	73,717	72,512
Income before income taxes	74,345	70,139	68,337	55,247	43,709
Income tax expense	16,812	13,013	12,985	10,540	7,794
Net income	$57,533	$57,126	$55,352	$44,707	$35,915
Per Common Share Data:
Net income-basic	$1.75	$1.74	$1.69	$1.36	$1.10
Net income-diluted	1.72	1.70	1.65	1.34	1.08
Cash dividends declared	0.40	0.40	0.40	0.36	0.36
Common shares outstanding	32,899,493	32,875,560	32,856,387	32,781,198	32,725,587
Average common shares outstanding -
Basic	32,892,857	32,868,087	32,825,931	32,749,752	32,666,916
Diluted	33,462,379	33,503,937	33,536,558	33,418,482	33,315,333
Performance Ratios:
Return on average assets	1.90%	1.82%	1.75%	1.42%	1.22%
Return on average stockholders’ equity	18.31	18.62	18.13	15.14	12.33
Net interest margin	3.89	3.83	3.48	3.05	2.78
Efficiency ratio	51.16	53.37	52.62	56.94	60.85

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2023	2022	2022	2022	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance Sheet Data:

Total assets	$12,332,105	$12,387,863	$12,452,378	$12,530,073	$12,624,431
Interest-bearing deposits with banks	2,623,565	2,909,861	3,106,279	3,590,311	3,816,532
Debt securities	1,618,233	1,540,604	1,521,645	1,205,894	1,211,668
Total loans	7,124,831	6,949,795	6,832,595	6,620,643	6,504,477
Allowance for credit losses	(94,760)	(92,728)	(89,871)	(86,935)	(87,239)
Deposits	10,610,103	10,974,228	11,058,940	11,142,688	11,250,971
Stockholders' equity	1,310,882	1,250,836	1,195,149	1,185,695	1,167,802
Book value per common share	39.85	38.05	36.37	36.17	35.68
Tangible book value per common share (non-GAAP)(1)	33.73	31.90	30.20	29.90	29.51
Balance Sheet Ratios:
Average loans to deposits	64.54%	62.25%	59.62%	58.66%	59.72%
Average earning assets to total assets	92.52	92.14	91.58	90.89	91.92
Average stockholders' equity to average assets	10.36	9.80	9.63	9.40	9.86
Asset Quality Data:
Past due loans	$7,258	$7,085	$3,167	$4,771	$6,360
Nonaccrual loans (3)	17,649	15,299	11,962	13,712	17,453
Other real estate owned and repossessed assets	38,874	36,936	39,419	39,209	39,729
Nonaccrual loans to total loans	0.25%	0.22%	0.18%	0.21%	0.27%
Allowance to total loans	1.33	1.33	1.32	1.31	1.34
Allowance to nonaccrual loans	536.93	606.10	751.32	634.01	499.83
Net charge-offs to average loans	0.00	0.01	0.00	0.01	0.00

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$1,310,882	$1,250,836	$1,195,149	$1,185,695	$1,167,802
Less goodwill	182,055	182,055	182,055	183,639	176,563
Less intangible assets, net	19,103	19,983	20,863	21,743	25,456
Tangible stockholders’ equity (non-GAAP)	$1,109,724	$1,048,798	$992,231	$980,313	$965,783
Common shares outstanding	32,899,493	32,875,560	32,856,387	32,781,198	32,725,587
Tangible book value per common share (non-GAAP)	$33.73	$31.90	$30.20	$29.90	$29.51

(1) Refer to the “Reconciliation of Tangible Book Value per Common Share (non-GAAP)” Table.

(2) Tangible book value per common share is stockholders’ equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

(3) Government Agencies guarantee approximately $6.4 million of nonaccrual loans at March 31, 2023.

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended
	March 31, 2023
		Interest	Average
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$7,005,731	$104,481	6.05%
Debt securities – taxable	1,572,278	8,991	2.32
Debt securities – tax exempt	3,481	9	1.07
Interest bearing deposits with banks and FFS	2,799,540	32,052	4.64
Total earning assets	11,381,030	145,533	5.19

Nonearning assets:
Cash and due from banks	218,164
Interest receivable and other assets	795,316
Allowance for credit losses	(93,316)
Total nonearning assets	920,164
Total assets	$12,301,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Transaction deposits	$927,265	$1,632	0.71%
Savings deposits	4,424,063	30,491	2.80
Time deposits	705,787	3,054	1.76
Short-term borrowings	6,844	83	4.94
Subordinated debt	86,049	1,030	4.86
Total interest bearing liabilities	6,150,008	36,290	2.39

Interest free funds:
Noninterest bearing deposits	4,797,014
Interest payable and other liabilities	79,735
Stockholders’ equity	1,274,437
Total interest free funds	6,151,186
Total liabilities and stockholders’ equity	$12,301,194
Net interest income		$109,243
Net interest spread			2.80%
Effect of interest free funds			1.09%
			3.89%